UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 26, 2017 (April 20, 2017)

ZIVO BIOSCIENCE, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-30415	87-0699977
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2804 Orchard Lake Road, Suite 202, Keego Harbor Michigan   48320

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (248) 452-9866

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      .  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

Entry into a Collaboration Agreement

On April 20, 2017, the Registrant entered into a Limited License Agreement (“Agreement”) with NutriQuest, LLC an innovative leader in animal health and nutrition solutions.  In the Agreement, the Registrant granted to the counterparty a limited, exclusive license to market, distribute sell and collect the sales proceeds in all ZIVO's nutrition, feed additive and supplementation applications naturally-derived algal biomass ("Biomass") and extraction products (collectively the "Products") for oral administration in livestock and/or poultry species.  The license shall specifically exclude ZIVO's proprietary isolated bioactive compounds or their isoforms, or any synthetics homologs or isoforms derived thereof (the "Excluded Products"). The license excludes any rights with respect to pet foods, aquaculture, or any medicinal or therapeutic uses or derivations in humans, pet foods or aquaculture.  The term of the Agreement is for the useful life of the Products, provided certain conditions are met.subject to the achievement of performance and sales minimums by NutriQuest and the achievement of quality and volume delivered standards by ZIVO, such standards to be agreed upon mutually on an annual basis.  If the parties are unable to agree upon such standards, then ZIVO is obliged to pay a termination fee to NutriQuest. If ZIVO is unable to supply NutriQuest with Products or ZIVO fails to pay the termination fee, then NutriQuest has the option to require ZIVO to supply it with all necessary technology, know-how and production agreements so that NutriQuest can manufacture the Products, and ZIVO’s share of Gross Profits will be reduced to 8%.

Under the Agreement, ZIVO is to be paid 50% of Gross Profits, defined as consideration received by NutriQuest less credits, refunds, delivery expenses, discounts, taxes and inventory costs, on a quarterly basis.

As a part of entering into this Agreement, the Registrant will issue to NutriQuest warrants at an exercise price of $0.08 for 687,227 fully paid and non-assessable shares of the Company’s Common Stock with a five-year exercise period.

Item 9.01 Financial Statements and Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIVO BIOSCIENCE, INC.

Date:  April 26, 2017

By:  /s/ PHILIP M. RICE, II

 Philip M. Rice, II

 Chief Financial Officer